Exhibit 99.1

Cyngn Reports First Quarter 2024 Financial Results

MENLO PARK, Calif., May 8, 2024 – Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN) today announced its financial results for the fiscal first quarter ended March 31, 2024.

Recent Operating Highlights:

●	Joined John Deere supply base

●	Completed initial DriveMod Tugger deployment with Rivian

●	Received a notice of allowance for a 20th U.S. patent, with 19 U.S. patents granted to-date

●	RobotLAB joined the Cyngn Distributor Network, establishing an initial fleet for sale to end customers

●	Released first video footage of AI-powered autonomous DriveMod Tugger by Motrec

●	Renewed deployment contract with U.S. Continental; 4x gains in efficiency achieved

●	Released automatic unhitching capabilities for industrial autonomous vehicles

●	Announced that the next-gen DriveMod Kit will harness Nvidia AI computers

“During the first quarter, we continued the momentum we made during 2023, marked by rapid strides toward broad commercialization,” said Lior Tal, Cyngn’s CEO. “Our success is bolstered by the strength of our ecosystem partners, particularly with MCL Industries who is positioned to build DriveMod Kits at scale, and Motrec as an OEM partner with a long history of providing vehicles to our target markets in manufacturing and logistics.”

“In my recent Business Update, I shed some light on the challenges of the industrial sales cycle—especially for a new, safety-critical technology that offers the competitive advantages that automation does to large enterprises. We remain confident in our ability to grow sales with our target customers, as was exemplified by our achievement of Deere selecting Cyngn to supply DriveMod Tuggers. Similarly, we are working with several customers to advance through the pilot purchase phase and unlock the fleet purchases that will establish our foundation for growth. In parallel, we continue to pursue new prospective customers. Advancements in our mapping and deployment tools have streamlined the demonstration phase that is often required early in the sales process to just a few days, which significantly lowers our customer acquisition costs and enables us to convert more customers to advanced sales discussions.”

Q1 2024 Financial Review:

●	First quarter revenue was $5.5 thousand compared to $872.8 thousand in the first quarter of 2023. First quarter 2024 revenue consisted of EAS software subscriptions from DriveMod Stock chaser vehicle deployments whereas prior year revenue was primarily the result of NRE contracts.

●	Total costs and expenses in the first quarter were $6.0 million, down from $6.7 million in the first quarter of 2023. This decrease was primarily due to a $367.5 thousand reduction in G&A expenses and a $502.9 thousand decrease in cost of revenue, offset by an increase in R&D expenses of $124.6 thousand. The decrease in G&A expenses is due to a decrease in personnel costs, reduced premiums for Director and Office Liability Insurance, and savings on general office expenses. The decrease in cost of revenue is driven by the lower costs associated with EAS revenue compared to the NRE contracts in 2023. The increase in R&D expense was primarily driven by personnel costs incurred for additional engineering staff and external contractor costs to support the development of Cyngn’s technology, offset by $102 thousand of capitalized software. Headcount at the end of the first quarter of 2024 was 80 versus 73 from the first quarter of 2023.

●	Net loss for the first quarter was $(6.0) million compared to $(5.6) million in the corresponding quarter of 2023. First quarter 2024 net loss per share was $(0.08), based on basic and diluted weighted average shares outstanding of approximately 77.1 million in the quarter. This compares to a net loss per share of $(0.15) in the first quarter of 2023, based on approximately 37.7 million basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s cash and short-term investments at March 31, 2024 total $4.8 million compared to $8.2 million as of December 31, 2023. At the end of the same period, working capital was $4.6 million and total stockholders’ equity was $8.0 million, as compared to year-end working capital of $7.4 million and total stockholders’ equity of $10.6 million, respectively as of December 31, 2023. The Company had no debt as of March 31, 2024 and December 31, 2023.

Subsequent to March 31, 2024, Cyngn completed a $5.2 million public offering of its common stock. After giving effect of the net proceeds of $4.6 million, Cyngn’s pro-forma cash and short-term investments, working capital, and total stockholders’ equity was $9.4 million, $9.2 million and $12.6 million, respectively.

For more information on Cyngn, visit the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling). For all terms referenced within, please refer to the Company’s annual report on Form 10-K with the SEC filed on March 7, 2024.

Find Cyngn on:

●	Website: https://cyngn.com

●	Twitter: https://twitter.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Investor Contact:

Don Alvarez

investors@cyngn.com

Media Contact:

Luke Renner

media@cyngn.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 7, 2024. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2024	2023

Revenue	$5,513	$872,800
Costs and expenses
Cost of revenue	113,776	616,694
Research and development	3,154,695	3,030,056
General and administrative	2,703,401	3,070,920
Total costs and expenses	5,971,872	6,717,670

Loss from operations	(5,966,359)	(5,844,870)

Other income, net
Interest income	1,327	46,902
Other income (expense), net	(5,047)	169,210
Total other income (expense), net	(3,720)	216,112

Net loss	$(5,970,079)	$(5,628,758)

Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.15)

Weighted-average shares used in computing net loss per share attributable to common shareholders’, basic and diluted	77,081,105	37,685,413

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2024	2023

Assets
Current assets
Cash	$2,192,398	$3,591,623
Short-term investments	2,578,882	4,561,928
Prepaid expenses and other current assets	1,502,115	1,316,426
Total current assets	6,273,395	9,469,977

Property and equipment, net	1,652,382	1,486,672
Right of use asset, net	821,144	992,292
Intangible assets, net	1,045,412	1,084,415
Total Assets	$9,792,333	$13,033,356

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$248,677	$196,963
Accrued expenses and other current liabilities	720,239	1,201,142
Current operating lease liability	724,654	682,718
Total current liabilities	$1,693,570	2,080,823

Non-current operating lease liability	127,572	317,344
Total liabilities	$1,821,142	2,398,167

Commitments and contingencies (Note 12)
Stockholders’ Equity
Preferred stock, Par $0.00001, 10 million shares authorized; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common stock, Par $0.00001; 200,000,000 shares authorized, 88,454,654 and 64,773,756 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	884	648
Additional paid-in capital	173,958,005	170,652,160
Accumulated deficit	(165,987,698)	(160,017,619)
Total stockholders’ equity	7,971,191	10,635,189
Total Liabilities and Stockholders’ Equity	$9,792,333	$13,033,356

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(5,970,079)	$(5,628,758)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	225,590	228,031
Stock-based compensation	654,024	924,898
Realized gain on short-term investments	(39,938)	(169,209)
Gain (Loss) on asset	52,723	-
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other current assets	(185,689)	(258,859)
Accounts payable	51,714	287,656
Accrued expenses, lease liabilities, and other current liabilities	(628,739)	(761,207)
Net cash used in operating activities	(5,840,394)	(5,377,448)

Cash flows from investing activities
Purchase of property and equipment	(214,238)	(447,739)
Acquisition of intangible asset	(19,634)	(44,745)
Purchase of short-term investments	(1,787,016)	(10,497,206)
Proceeds from maturity of short-term investments	3,810,000	13,742,000
Net cash provided by investing activities	1,789,112	2,752,310

Cash flows from financing activities
Proceeds from at-the-market equity financing, net of issuance costs	$2,652,110	$-
Proceeds from public issuance of common stock and pre-funded warrants, net of offering costs	(53)	-
Proceeds from exercise of stock options	-	6,844
Net cash provided by financing activities	2,652,057	6,844

Net decrease in cash and restricted cash	(1,399,225)	(2,618,294)
Cash and restricted cash, beginning of period	3,591,623	10,586,273
Cash and restricted cash, end of period	$2,192,398	$7,967,979